Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of BJ’s Wholesale Club Holdings, Inc. of our report dated April 18, 2018 except for the effects of the revision discussed in Note 3 to the consolidated financial statements, as to which the date is May 17, 2018, and except for the effects of the stock split as discussed in Note 23 to the consolidated financial statements, as to which the date is June 15, 2018, relating to the consolidated financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 8, 2019